Exhibit 5

3400 U.S. Bancorp Tower

111 S.W. Fifth Avenue

Portland, Oregon 97204-3699

OFFICE  503.224.5858

FAX  503.224.0155

July 30, 2012

Cascade Corporation

2201 N.E. 201st Ave.

Fairview, Oregon 97024-9718

Subject:    Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) to be filed by Cascade Corporation, an Oregon corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 250,000 shares of the Company’s Common Stock (the “Shares”) to be issued under the Amended and Restated Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials or Company officers, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

Based on the foregoing, it is our opinion that when the Shares are issued and sold by the Company as provided in the Plan while the Registration Statement is effective, the Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion in the Registration Statement and in any amendments. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ MILLER NASH LLP